Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Fiscal 2017 Fourth Quarter and Full Year Results and Provides Fiscal 2018 Outlook

Lakewood, Colorado, November 16, 2017. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its fourth quarter and fiscal year ended September 30, 2017 and provided its outlook for fiscal 2018.

Highlights for Fourth Quarter and Fiscal 2017 Compared to Fourth Quarter and Fiscal 2016

●	Net sales increased 9.7% to $198.5 million in the fourth quarter and increased 9.0% to $769.0 million in fiscal 2017;
●	Daily average comparable store sales increased 2.1% in the fourth quarter and increased 0.1% in fiscal 2017;
●	Net income was $1.2 million with diluted earnings per share of $0.06 in the fourth quarter and was $6.9 million with diluted earnings per share of $0.31 in fiscal 2017;
●	EBITDA was $10.3 million in the fourth quarter and was $43.6 million in fiscal 2017; and
●	Opened 14 new stores in fiscal 2017 compared to 23 new stores in fiscal 2016, resulting in growth rates of 11.1% and 22.3% for the twelve month periods ended September 30, 2017 and 2016, respectively.

“We continued to see improving sales trends during the fourth quarter, with daily average comparable store sales increasing 2.1%,” said Kemper Isely, Co-President. “During the fourth quarter, we also saw continued improvement in mature store comparable store sales trends, which we believe reflects the effectiveness of our marketing and targeted promotional strategies. It has been an eventful year across the food retailing landscape and we plan to continue adapting to the dynamic competitive environment in our sector. We slowed new store development during fiscal 2017; we plan to further reduce our new store growth during fiscal 2018 to allow us to focus on improving operating efficiencies and profitability across our existing store base. We will also continue our efforts to communicate our superior product standards, affordable prices and commitment to nutritional education, which we believe drive our unique positioning in this evolving marketplace.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the fourth quarter and fiscal year 2017 and 2016 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Operating Results — Fourth Quarter Fiscal 2017 Compared to Fourth Quarter Fiscal 2016

During the fourth quarter of fiscal 2017, net sales increased $17.5 million, or 9.7%, to $198.5 million compared to the same period in fiscal 2016, primarily due to a $13.7 million increase in sales from new stores. Daily average comparable store sales increased 2.1% in the fourth quarter of fiscal 2017 compared to a 0.3% increase in the fourth quarter of fiscal 2016. The daily average comparable store sales increase during the fourth quarter of fiscal 2017 was driven by a 1.2% increase in daily average transaction count and a 0.9% increase in average transaction size. Daily average mature store sales decreased 0.2% in the fourth quarter of fiscal 2017 compared to a 1.8% decrease in the fourth quarter of fiscal 2016. For fiscal 2017, mature stores include all stores open during or before fiscal 2012.

Gross profit during the fourth quarter of fiscal 2017 increased 4.5% over the same period in fiscal 2016 to $53.2 million, primarily driven by an increase in the number of comparable stores. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 26.8% of sales for the fourth quarter of fiscal 2017 compared to 28.1% of sales for the fourth quarter of fiscal 2016. The decline in gross margin was primarily driven by an increase in occupancy costs and lower product margin, both as a percentage of sales.

Store expenses during the fourth quarter of fiscal 2017 increased $3.7 million, or 8.9%, to $45.1 million. Store expenses as a percentage of sales decreased to 22.7% during the fourth quarter of fiscal 2017 compared to 22.9% in the fourth quarter of fiscal 2016. This decrease was primarily due to decreases in labor-related expenses driven by fewer non-comparable stores, other store expenses, utilities and marketing expenses, all as a percentage of sales.

Administrative expenses increased 8.5% to $5.1 million during the fourth quarter of fiscal 2017 compared to $4.7 million for the comparable period in fiscal 2016. Administrative expenses as a percentage of sales remained flat at 2.6% during the fourth quarter of fiscal 2017 compared to the comparable period in fiscal 2016.

Pre-opening and relocation expenses decreased $1.3 million during the fourth quarter of fiscal 2017 compared to the comparable period in fiscal 2016. This decrease was due to the impact of the number and timing of new store openings and relocations. During the fourth quarter of fiscal 2017, the Company opened no new stores and relocated one store, compared to opening eight new stores and relocating one store during the fourth quarter of fiscal 2016.

Interest expense during the fourth quarter of fiscal 2017 increased $0.2 million compared to the comparable period in fiscal 2016 due to an increase in average borrowings under the Company’s revolving credit facility and an increase in the number of the Company’s capital leases.

The Company’s effective income tax rate for the three months ended September 30, 2017 and 2016 was 26.6% and 37.1%, respectively. The decrease in the effective income tax rate for the three months ended September 30, 2017 was primarily the result of lower pre-tax book income and an increase in federal tax credits which resulted in the federal benefits having a more significant effect than in the comparable September 30, 2016 period.

Net income for the three months ended September 30, 2017 was $1.2 million with diluted earnings per share of $0.06. EBITDA in the fourth quarter of fiscal 2017 was $10.3 million.

Operating Results — Fiscal Year 2017 Compared to Fiscal Year 2016

During fiscal 2017, net sales increased $63.5 million, or 9.0%, over the same period in fiscal 2016 to $769.0 million, primarily due to a $65.1 million increase in new store sales. Daily average comparable store sales increased 0.1% during fiscal 2017, which followed a 1.4% increase in fiscal 2016. The 0.1% increase in fiscal 2017 was driven by a 0.4% increase in average transaction size, partially offset by a 0.3% decrease in daily average transaction count. Daily average mature store sales decreased 1.6% in fiscal 2017 compared to a 1.0% decrease in fiscal 2016.

Gross profit during fiscal 2017 increased 5.2% over the same period in fiscal 2016 to $212.3 million, primarily driven by an increase in the number of comparable stores. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 27.6% of sales during fiscal 2017 compared to 28.6% of sales in fiscal 2016. The decline in gross margin during fiscal 2017 was primarily driven by an increase in occupancy costs and a slight decrease in product margin, both as a percentage of sales.

Store expenses increased 11.6%, or $18.2 million, to $174.4 million during fiscal 2017. Store expenses as a percentage of sales increased to 22.7% during fiscal 2017 compared to 22.1% in fiscal 2016. The increase was primarily driven by an increase in labor-related expenses, depreciation, utilities and other store expenses.

Administrative expenses increased 4.4% to $20.1 million during fiscal 2017 compared to $19.2 million in fiscal 2016. The increase in administrative expenses was due to increased public company costs related to Sarbanes-Oxley compliance and increased technology and communication costs. Administrative expenses as a percentage of sales decreased to 2.6% during fiscal 2017 compared to 2.7% in fiscal 2016.

Pre-opening and relocation expenses decreased $2.2 million, or 36.6%, during fiscal 2017 compared to fiscal 2016 due to the impact of the number and timing of new store openings and relocations. During fiscal 2017, the Company opened 14 new stores and relocated two stores compared to opening 23 new stores, relocating four stores and remodeling one store during fiscal 2016.

Interest expense increased $0.7 million, or 24.6%, in fiscal 2017 compared to fiscal 2016, primarily due to higher average borrowings under the Company’s revolving credit facility and an increase in the number of the Company’s capital leases.

The Company’s effective tax rate for fiscal 2017 and 2016 was 33.1% and 33.9%, respectively. The decrease in the effective income tax rate in fiscal 2017 was primarily due to an increase in federal tax credits and a decrease in pre-tax book income for the year ended September 30, 2017 compared to the year ended September 30, 2016.

Net income was $6.9 million with diluted earnings per share of $0.31 in fiscal 2017. EBITDA during fiscal 2017 was $43.6 million.

Balance Sheet and Cash Flow

As of September 30, 2017, the Company had $6.5 million in cash and cash equivalents and $20.6 million available for borrowing under its $50 million revolving credit facility. Credit facility usage was comprised of $28.4 million of direct borrowings and $1.0 million of letters of credit as of September 30, 2017.

During fiscal 2017, the Company generated $40.8 million in cash from operations and invested $38.5 million in net capital expenditures, primarily for new stores and relocations. During fiscal 2017, the Company received proceeds of $2.6 million, net of commissions, from a sale-leaseback transaction for a store building. In addition, during fiscal 2017 the Company utilized $0.3 million for the repurchase of 30,000 shares of its common stock under the Company’s two-year share repurchase program, pursuant to which the Company may repurchase up to $10.0 million in shares of the Company’s common stock.

Growth and Development

During the fourth quarter of fiscal 2017, the Company opened no new stores and relocated one store, bringing the total store count as of September 30, 2017 to 140 stores in 19 states. The Company opened 14 new stores and relocated two stores in fiscal 2017 compared to opening 23 new stores, relocating four stores and remodeling one store in fiscal 2016, resulting in a 11.1% and 22.3% unit growth rate, respectively, during those periods.

Since October 1, 2017, the company has relocated one store in Colorado and opened one new store in Utah. The Company has eleven signed leases for stores that are planned to open in fiscal 2018 and beyond in Colorado, Iowa, Missouri, Oregon, and Texas.

Fiscal 2018 Outlook

For fiscal 2018, the Company expects:

Fiscal 2018 Outlook
Number of new stores	8 to 10
Number of relocations	3 to 4
Daily average comparable store sales growth	0.5% to 2.5%
Net income as a percentage of sales	0.6% to 0.9%
Diluted earnings per share	$0.21 to $0.31

Capital expenditures (in millions)	$25 to $30

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 141 stores in 19 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 (Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contact:

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended September 30,		Year ended September 30,
	2017	2016	2017	2016
Net sales	$198,541	181,044	769,030	705,499
Cost of goods sold and occupancy costs	145,297	130,100	556,694	503,727
Gross profit	53,244	50,944	212,336	201,772
Store expenses	45,079	41,390	174,350	156,158
Administrative expenses	5,142	4,739	20,089	19,242
Pre-opening and relocation expenses	284	1,594	3,799	5,993
Operating income	2,739	3,221	14,098	20,379
Interest expense	(1,055)	(890)	(3,793)	(3,044)
Income before income taxes	1,684	2,331	10,305	17,335
Provision for income taxes	(448)	(865)	(3,414)	(5,864)
Net income	$1,236	1,466	6,891	11,471

Net income per common share:
Basic	$0.06	0.07	0.31	0.51
Diluted	$0.06	0.07	0.31	0.51
Weighted average number of shares of common stock outstanding:
Basic	22,441,779	22,474,391	22,453,409	22,492,986
Diluted	22,447,284	22,484,050	22,463,675	22,507,152

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	September 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$6,521	4,017
Accounts receivable, net	4,860	3,747
Merchandise inventory	93,612	86,330
Prepaid expenses and other current assets	3,222	3,233
Total current assets	108,215	97,327
Property and equipment, net	184,417	178,297
Other assets:
Deposits and other assets	1,642	971
Goodwill and other intangible assets, net	5,655	5,601
Deferred financing costs, net	62	50
Total other assets	7,359	6,622
Total assets	$299,991	282,246
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$56,849	53,615
Accrued expenses	14,164	12,448
Capital and financing lease obligations, current portion	548	478
Total current liabilities	71,561	66,541
Long-term liabilities:
Capital and financing lease obligations, net of current portion	32,880	31,429
Revolving credit facility	28,392	27,428
Deferred income tax liabilities, net	12,419	12,178
Deferred compensation	1,231	757
Deferred rent	10,465	8,809
Leasehold incentives	9,160	8,379
Total long-term liabilities	94,547	88,980
Total liabilities	166,108	155,521
Stockholders’ equity:
Common stock, $0.001 par value. 50,000,000 shares authorized, 22,510,279 shares issued, at 2017 and 2016, and 22,448,056 and 22,452,609 outstanding, at 2017 and 2016, respectively	23	23
Additional paid-in capital	55,678	55,437
Retained earnings	78,846	71,955
Common stock in treasury at cost, 62,223 and 57,670 shares at 2017 and 2016, respectively	(664)	(690)
Total stockholders’ equity	133,883	126,725
Total liabilities and stockholders’ equity	$299,991	282,246

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Year ended September 30,
	2017	2016
Operating activities:
Net income	$6,891	11,471
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,511	25,533
Gain on disposal of property and equipment	(21)	(3)
Share-based compensation	758	879
Deferred income tax expense	241	6,971
Non-cash interest expense	12	13
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable, net	(1,100)	(1,171)
Income tax receivable	732	(1,776)
Merchandise inventory	(7,282)	(11,512)
Prepaid expenses and other assets	(1,049)	(542)
Increase (decrease) in:
Accounts payable	7,224	3,314
Accrued expenses	1,521	(7,345)
Deferred compensation	474	443
Deferred rent and leasehold incentives	2,937	2,552
Net cash provided by operating activities	40,849	28,827
Investing activities:
Acquisition of property and equipment	(41,231)	(53,759)
Proceeds from sale of property and equipment	2,732	19
Net cash used in investing activities	(38,499)	(53,740)
Financing activities:
Borrowings under credit facility	291,765	234,604
Repayments under credit facility	(290,800)	(207,176)
Repurchases of common stock	(261)	(829)
Capital and financing lease obligations payments	(479)	(423)
Payments on withholding tax for restricted stock unit vesting	(71)	(119)
Loan fees paid	—	(42)
Net cash provided by financing activities	154	26,015
Net increase in cash and cash equivalents	2,504	1,102
Cash and cash equivalents, beginning of year	4,017	2,915
Cash and cash equivalents, end of year	$6,521	4,017
Supplemental disclosures of cash flow information:
Cash paid for interest	$739	331
Cash paid for interest on capital and financing lease obligations, net of capitalized interest of $482 and $538, respectively	2,972	2,637
Income taxes paid	2,656	6,370
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$2,843	6,837
Proceeds from sale of property and equipment not yet received	13	—
Property acquired through capital and financing lease obligations	1,499	4,438
Direct bank to bank payment for a change in credit facility provider	—	18,858

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP financial measure

(Unaudited)

EBITDA is not a measure of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. The following table reconciles net income to EBITDA, dollars in thousands:

	Three months ended September 30,		Year ended September 30,
	2017	2016	2017	2016
Net income	$1,236	1,466	6,891	11,471
Interest expense	1,055	890	3,793	3,044
Provision for income taxes	448	865	3,414	5,864
Depreciation and amortization	7,554	6,916	29,511	25,533
EBITDA	$10,293	10,137	43,609	45,912

EBITDA increased 1.5% to $10.3 million in the three months ended September 30, 2017 compared to $10.1 million in the three months ended September 30, 2016. EBITDA decreased 5.0% to $43.6 million in the year ended September 30, 2017 compared to $45.9 million in the year ended September 30, 2016. EBITDA as a percentage of sales was 5.2% and 5.6% for the three months ended September 30, 2017 and 2016, respectively. EBITDA as a percentage of sales was 5.7% and 6.5% for the years ended September 30, 2017 and 2016, respectively.

Management believes that some investors’ understanding of our performance is enhanced by including EBITDA, a non-GAAP financial measure. We believe EBITDA provides additional information about: (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under the Credit Facility. Further, our incentive compensation plans base incentive compensation payments on EBITDA.

Furthermore, management believes some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, we believe we are enhancing analysts’ and investors’ understanding of our business and our results of operations, as well as assisting analysts and investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to those of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or as a substitute for, analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA does not reflect any impact for straight-line rent expense for leases classified as capital and financing lease obligations;

●	EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA as supplemental information.